NON-STATUTORY STOCK OPTION AGREEMENT

         THIS AGREEMENT is entered into and effective this 31st day of July, 1995 (the "Date of Grant"), by and between Angeion Corporation (the "Company") and T.V. Rao (the "Optionee").

RECITAL:

         A. The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company, which option will not qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

AGREEMENT:

         In consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto hereby agree as follows:

I. GRANT OF OPTION.

The Company hereby grants to the Optionee the right, privilege, and option (the "Option") to purchase 50,000 shares (the "Option Shares") of the Company's common stock, $.01 par value (the "Common Stock"), according to the terms and subject to the conditions hereinafter set forth.

II. OPTION EXERCISE PRICE.

The per share price to be paid by the Optionee in the event of an exercise of the Option shall be $3.50.

III. DURATION OF OPTION AND TIME OF EXERCISE.

         A. Period of Exercisability. The Option shall become exercisable with respect to the Option Shares in two installments. The following table sets forth the initial dates of exercisability of each installment and the number of Option Shares as to which this Option will become exercisable on such dates:

               Initial Date of                  Number of Option Shares
               Exercisability                   Available for Exercise

               July 31, 1996                             25,000
               July 31, 1997                             25,000


The foregoing rights to exercise this Option will be cumulative with respect to the Option Shares becoming exercisable on each such date but in no event will this Option be exercisable after, and this Option will become void and expire as to all unexercised Option Shares at, 5:00 p.m. (Minneapolis, Minnesota time) on July 31, 2005 (the "Time of Termination").


         B. Termination of Employment or Other Service.

         (a) In the event that the Optionee's employment or other service with the Company is terminated by reason of the Optionee's death, Disability or Retirement (as such terms are defined below), this Option will become immediately exercisable in full and will remain exercisable for a period of one year (three months in the case of Retirement) after such termination (but in no event will this Option be exercisable after the Time of Termination). For purposes hereof, "Disability" shall mean the disability of the Optionee such as would enable the Optionee to receive disability income benefits pursuant to the long-term disability plan of the Company then covering the Optionee, or if no such plan exists or is applicable to the Optionee, the permanent and total disability of the Optionee within the meaning of Section 22(e)(3) of the Code. For purposes hereof, "Retirement" shall mean the termination of employment or service pursuant to and in accordance with the regular retirement/pension plan or practice of the Company then covering the Optionee, provided that if the Optionee is not covered by any such plan or practice, the Optionee will be deemed to be covered by the Company's plan or practice for purposes of this determination.

         (b) In the event the Optionee's employment or other service with the Company is terminated for any reason other than death, Disability or Retirement, all rights of the Optionee under this Agreement will immediately terminate without notice of any kind, and this Option will no longer be exercisable; provided, however, that if such termination is due to any reason other than termination by the Company for "cause" (as defined below), this Option will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event will this Option be exercisable after the Time of Termination). For purposes hereof, "cause" (as determined by the Committee) will be as defined in any employment or other agreement or policy applicable to the Optionee or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company,
(ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Optionee's overall duties, or
(iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company.

         C. Change in Control.

         (a) If any events constituting a Change in Control (as defined in Section III.C(c) below) of the Company occur, then, if approved by the Committee in its sole discretion, this Option will become immediately exercisable in full and will remain exercisable until the Time of Termination, regardless of whether the Optionee remains in the employ or service of the Company. In addition, if a Change in Control of the Company occurs, the Committee, in its sole discretion and without the consent of the Optionee, may determine that the Optionee will receive, with respect to some or all of the Option Shares, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value (as defined in Section III.C(d) below) of such Option Shares immediately prior to the effective date of such Change in Control of the Company over the option exercise price per share of this Option.

         (b) Notwithstanding anything in this Section III.C. to the contrary, if, with respect to the Optionee, acceleration of the vesting of this Option or the payment of cash in exchange for all or part of this Option as provided above (which acceleration or payment could be deemed a "payment" within the meaning of Section 280G(b)(2) of the Code), together with any other payments which the Optionee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the payments to the Optionee as set forth herein will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if the Optionee is subject to a separate agreement with the Company that specifically provides that payments attributable to one or more forms of employee stock incentives or to payments made in lieu of employee stock incentives will not reduce any other payments under such agreement, even if it would constitute an excess parachute payment, then the limitations of this
Section III.C(b) will, to that extent, not apply.

         (c) Change in Control Defined. For purposes hereof, a "Change in Control" of the Company will mean the following:

                  1. the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company,

                  2. the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

                  3. a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (i) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors (as defined in Section III.C(e) below), or (ii) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

                  4. any person becomes after September 5, 1995 the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

                  5. the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

                  6. a change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

         (d) Fair Market Value Defined. For purposes hereof, "Fair Market Value" means, with respect to the Common Stock, the following:

                  1. If the Common Stock is listed or admitted to unlisted trading privileges on any national securities exchange or is not so listed or admitted but transactions in the Common Stock are reported on the NASDAQ National Market System, the mean between the reported high and low sale prices of the Common Stock on such exchange or by the NASDAQ National Market System as of such date (or, if no shares were traded on such day, as of the next preceding day on which there was such a trade).

                  2. If the Common Stock is not so listed or admitted to unlisted trading privileges or reported on the NASDAQ National Market System, and bid and asked prices therefor in the over-the-counter market are reported by the NASDAQ System or the National Quotation Bureau, Inc. (or any comparable reporting service), the mean of the closing bid and asked prices as of such date, as so reported by the NASDAQ System, or, if not so reported thereon, as reported by the National Quotation Bureau, Inc. (or such comparable reporting service).

                  3. If the Common Stock is not so listed or admitted to unlisted trading privileges, or reported on the NASDAQ National Market System, and such bid and asked prices are not so reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion. The Committee's determination as to the current value of the Common Stock shall be final, conclusive and binding for all purposes and on all persons, including, without limitation, the Company, the shareholders of the Company, the Optionee and their respective successors-in-interest. No member of the Board or the Committee shall be liable for any determination regarding current value of the Common Stock that is made in good faith.

         (e) Incumbent Directors Defined. For purposes hereof, "Incumbent Directors" of the Company means any individuals who are members of the Board on September 5, 1995 and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Board on September 5, 1995 (either by specific vote or by approval of the Company's proxy statement in which such individual is named as a nominee for director without objection to such nomination).


IV. MANNER OF OPTION EXERCISE.

         A. Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained herein, by giving written notice of exercise to the Company at its principal executive office, such notice to specify the number of Option Shares with respect to which the Option is being exercised, and by paying in full the total purchase price for the shares purchased. As soon as practicable after such notice and payment are received, the Optionee shall be recorded on the books of the Company as the owner of the shares and the Company shall deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

         B. Payment. At the time of exercise of this Option, the Optionee shall pay the total purchase price of the Option Shares to be purchased in cash.

         C. Investment Purpose. The Company shall not be required to sell or issue and shares under this Option if, in the sole opinion of the Committee, (1) the issuance of such shares would constitute a violation by the Optionee or the Company of any applicable law or regulation of any governmental authority, including, without limitation, federal and state securities laws, or (2) the consent or approval of any governmental body is necessary or desirable as a condition of, or in connection with, the issuance of such shares. The exercise of this Option in whole or in part shall be conditioned upon the receipt from the Optionee (or, in the event of death or disability, the Optionee's heir(s) or legal representative(s) of a representation that, at the time of such exercise, it is the intent of such person(s) to acquire the Option Shares for investment and not with a view to distribution; provided, however, that the receipt of this representation shall not be required upon exercise of the Option in the event that, at the time of such exercise, the shares subject to the Option shall be covered by an effective and current registration statement under the Act, or any successor statute, and under any other applicable securities laws.

V. CAPITAL ADJUSTMENTS.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company (other than the Sale of Assets), the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall make appropriate adjustment (which determination shall be conclusive) as to the number and kind of securities subject to this Option, in order to prevent dilution or enlargement of the rights of the Optionee. Without limiting the generality of the foregoing, in the event that any of such transactions are effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets, including cash, with respect to or in exchange for such Common Stock, and if the Option remains outstanding, the Optionee shall upon the exercise of the Option receive, in lieu of any shares of Common Stock he may be entitled to receive, such stock, securities or assets, including cash, as would have been issued to the Optionee if the Option had been exercised and the Optionee had received Common Stock prior to such transaction.

VI. NONTRANSFERABILITY.

This option shall not be transferrable by the Optionee, either voluntarily or involuntarily. Any attempt to transfer this Option shall void the Option, except this option may be transferred by will or the laws of descent. The person or persons to whom the Optionee's rights under the option pass by will or by the laws of descent and distribution shall acquire all rights and obligations granted herein.


VII. PAYMENT OF WITHHOLDING TAXES.

         The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to the exercise of this Option or otherwise incurred with respect to this Option, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee's notice of exercise of this Option. In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.


VIII. RIGHTS AS A SHAREHOLDER.

The Optionee shall have no rights as a shareholder with respect to any of the Option Shares until the Optionee shall have become the holder of record of such Option Shares and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date the Optionee becomes the holder of record of such Option Shares.


IX. LIMITATION OF LIABILITY.

Nothing in this Agreement shall be construed to:

         a. Limit in any way the right of the Company to terminate the Optionee as an employee at any time.

         b. Be evidence of any agreement or understanding, express or implied, to modify the terms of any other agreement between the Company and the Optionee.


X. BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.


XI. GOVERNING LAW.

This Agreement and all rights and obligations hereunder shall be governed by the laws of the State of Minnesota.


XII. ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding and agreement between the Company and the Optionee with respect to the subject matter described in this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.


                                   ANGEION CORPORATION


                                   /s/ David L. Christofferson
                                   David L. Christofferson
                                   Chief Financial Officer



                                   OPTIONEE



                                   /s/ T.V. Rao
                                   T.V. Rao